Exhibit 2.1

AMENDMENT NO. 1 TO ASSET PURCHASE AGREEMENT

This AMENDMENT NO. 1 (this “Amendment”) to the ASSET PURCHASE AGREEMENT (the “Purchase Agreement”), made as of March 12, 2021, by and among True Harvest, LLC, an Arizona limited liability company (“Seller”), Greenrose Acquisition Corp, a Delaware corporation (“Parent”), and True Harvest Holdings, Inc., a Delaware corporation (“Buyer”), is entered into on July 2, 2021. Terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Purchase Agreement.

WITNESSETH:

WHEREAS, pursuant to the Purchase Agreement, Buyer has agreed to purchase from Seller, and Seller has agreed to sell to Buyer, on the terms and subject to the conditions set forth in the Purchase Agreement, the Purchased Assets, and Buyer has agreed to assume from Seller the Assumed Liabilities; and

WHEREAS, the Parties now desire to amend certain provisions of the Purchase Agreement as hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchase Agreement is hereby amended as follows:

1.	The table in Section 1.05(c) of the Purchase Agreement is hereby deleted and replaced in its entirety with the following table:

36 Month Price Point
Percentage of Earnout	Flower Production - average price
0%	<$2,199
20%	$2,200-$2,199
50%	$2,200-$2,499
80%	$2,500-$2,799
100%	$2,800+

2.	A new Section 1.05.1 Hurdle Amount is hereby added to the Purchase Agreement, and shall read as follows:

(a)	Subject to the terms of this Section 1.05.1, and notwithstanding anything in this Agreement to the contrary, the Purchase Price will be adjusted based on the achievement of certain revenue targets set forth in Section 1.05.1(b) below (the “Purchase Price Adjustments), by the addition of (i) up to a maximum of Four Million Seven Hundred Thousand Dollars ($4,700,000) added to the principal amount of the Secured Note described in Section 1.04(b); and (ii) up to a maximum of One Million Four Hundred Thousand Dollars ($1,400,000) in additional debt assumed by Buyer pursuant to Section 1.04(c) (collectively, the “Maximum Purchase Price Adjustments”). The Purchase Price Adjustments will take place as follows:

(i)	If year-to-date revenue (“YTD Revenue”) of the Business as of the Closing meets or surpasses the applicable Hurdle Amount for the relevant month, as further described below, the Maximum Purchase Price Adjustments shall be made. If YTD Revenue does not meet the applicable Hurdle Amount, then the Purchase Price Adjustments shall be reduced pursuant to Section 1.05.1(a)(iii) below. Calculations of YTD Revenue shall be made at the time of Closing for the most recent full calendar month prior to the Closing. By way of example only, if the Closing takes place on any day in the month of September, YTD Revenue will be calculated based on revenue achieved as of August 31. For the purposes of this Section 1.05.1, “revenue” shall include all completed sales as of the end of any calendar month that are shown as receivables on the financial statements of the Business with standard commercial terms, regardless of whether the Business has actually collected such revenue.

(ii)	If the Business has any products that place in the top three (3) slots of the 2021 High Times Cannabis Cup Arizona competition, scheduled to be announced on August 15, 2021, then the 75% Hurdle Amount, as defined below, shall apply to the calculation of the Purchase Price Adjustments. In all other events, the 80% Hurdle Amount, as defined below, shall apply to the calculation of the Purchase Price Adjustments, including if the Closing occurs prior to the announcement of the 2021 High Times Cannabis Cup Arizona competition results.

(iii)	If YTD Revenue does not meet the applicable Hurdle Amount, the Purchase Price Adjustments shall be reduced from the Maximum Purchase Price Adjustments by the percentage shortfall of the YTD Revenue from the applicable Hurdle Amount for the applicable period. By way of example only, if Closing occurs in September and the 75% Hurdle Amount applies, and YTD Revenue is $8,826,712.00 (or 80% of the applicable hurdle amount), then the Maximum Purchase Price Adjustments shall be reduced by the 20% shortfall, so that (i) Three Million Seven Hundred Sixty Thousand Dollars ($3,760,000) would be added to the principal amount of the Secured Note; and (ii) Buyer would assume One Million One Hundred Twenty Thousand Dollars ($1,120,000) in additional debt.

(b)	The YTD Revenue, 80% Hurdle and 75% Hurdle will be determined in accordance with the following table:

Month End	YTD Revenue	80% Hurdle	75% Hurdle
July	$12,293,258	$9,834,606	$9,219,944
August	$14,711,187	$11,768,949	$11,033,390
September	$17,643,503	$14,114,802	$13,232,627
October	$21,090,206	$16,872,165	$15,817,655
November	$24,698,916	$19,759,133	$18,524,187

3.	A new Section 6.02(i) is hereby added to the Purchase Agreement, and shall read as follows:

(i) Seller and Buyer confirm that the Purchase Price Adjustments set forth in Section 2 of this Amendment are expressly conditioned upon fulfillment or waiver of this Section 6.02(i). All eight (8) rooms slated for grow at the Business (collectively, “Grow Rooms”) shall have been substantially constructed by Seller and shall be in a condition ready to accept plants for grow prior to Closing, without regard to whether such Grow Rooms actually contain plants at the Closing. Buyer shall inspect (or cause Buyer’s designated representative to inspect) the Grow Rooms at a time mutually agreed with Seller during the first two weeks of August 2021 (the “Inspection Period”) and, during or within two (2) business days of such inspection, shall notify Seller of any deficiencies with the Grow Rooms, which Seller shall then have the opportunity to cure prior to the Closing with mutually satisfactory changes. If Buyer (a) notes any deficiencies and Seller timely cures such deficiencies, or (b) does not note any deficiencies with the Grow Rooms during the Inspection Period, or (c) does not inspect the Grow Rooms during the Inspection Period, then, upon presentation to Buyer by Seller of a duly executed Certificate of Compliance on or prior to the Closing, the Grow Rooms shall be deemed to be complete and this Section 6.02(i) shall be deemed to be satisfied in full, provided, however, if the Closing occurs prior to August 31, 2021, then this condition shall be deemed satisfied in full, even if the Grow Rooms are not substantially constructed, without the requirement of delivery of a Certificate of Compliance by Seller.

4.	The “Drop Dead Date” set forth in Section 8.01(b)(i) of the Purchase Agreement is hereby amended to be “November 30, 2021”.

5.	The Parties agree to cooperate in good faith and to take such further actions as may be reasonably required to give full force and effect to their mutual intent in connection with entering into this Amendment and consummating the transactions contemplated hereby and by the Purchase Agreement (including, without limitation, by preparing and executing revised or additional Transaction Documents and/or updating applicable disclosure schedules).

6.	Except as amended hereby, the terms and provisions of the Purchase Agreement shall remain in full force and effect, and the Purchase Agreement is in all respects confirmed. On and after the date of this Amendment, each reference in the Purchase Agreement to the “Agreement”, “hereinafter”, “herein”, “hereunder”, “hereof”, or words of similar import shall mean and be a reference to the Purchase Agreement as amended by this Amendment.

7.	This Amendment may be executed in one or more counterparts (including by means of facsimile signature pages or other electronic means), all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

SIGNATURE PAGE TO AMENDMENT NO. 1 TO ASSET PURCHASE AGREEMENT

IN WITNESS WHEREOF, each of the Parties hereto has caused this Amendment to be executed by its duly authorized representative effective as of the date first set forth above.

SELLER:

TRUE HARVEST, LLC

By:	/s/ Michael Macchiaroli
Name:	Michael Macchiaroli
Title:	Manager

PARENT:

GREENROSE ACQUISITION CORP

By:	/s/ William F. Harley III
Name:	William F. Harley III
Title:	Chief Executive Officer

BUYER:

TRUE HARVEST HOLDINGS, INC.

By:	/s/ William F. Harley III
Name:	William F. Harley III
Title:	Chief Executive Officer

[Signature Page to Amendment No. 1 to Asset Purchase Agreement]